As filed with the Securities and Exchange Commission on November 30, 2021

Registration No. 333-230016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INDAPTUS THERAPEUTICS, INC.

(formerly Intec Parent, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	86-3158720
(State or other jurisdiction of incorporation or organization)	(IRS. Employer Identification No.)

3 Columbus Circle

15th Floor

New York, NY 10019
(646) 374-8050

(Address and telephone number of registrant’s principal executive offices)

Jeffrey A. Meckler

Chief Executive Officer

Indaptus Therapeutics, Inc.

3 Columbus Circle

15th Floor

New York, NY 10019

(646) 374-8050

(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Gary Emmanuel, Esq. Ze’-ev D. Eiger, Esq. McDermott Will & Emery LLP One Vanderbilt Avenue New York, NY 10017 Tel: (212) 547-5400

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective as determined by market conditions

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Proposed maximum aggregate offering price(1)(2)		Amount of registration fee(3)

Common Stock, par value $0.01 per share	-		-
Warrants	-		-
Subscription Rights	-		-
Debt Securities	-		-
Units	-		-
Total	N/A	$	N/A

(1)

The Registrant is not registering additional securities. Registration fees were originally paid by the Registrant’s predecessor-in-interest upon filing of the original registration statement on Form S-3 (File No. 333-230016). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

EXPLANATORY NOTE

Delaware Domestication and Merger with Decoy Biosystems, Inc.

On March 15, 2021, Indaptus Therapeutics, Inc. (formerly Intec Parent, Inc.) (“Indaptus”), a Delaware corporation and then wholly owned subsidiary of Intec Pharma Ltd., an Israeli corporation (“Intec Israel”), Domestication Merger Sub Ltd., an Israeli company and a wholly owned subsidiary of Indaptus (“Domestication Merger Sub”), Dillon Merger Subsidiary, Inc. (“Merger Sub”) and Decoy Biosystems, Inc., a Delaware corporation (“Decoy”), entered into an Agreement and Plan of Merger Agreement (the “Merger Agreement”), whereby upon satisfaction of certain closing conditions set forth in the Merger Agreement, including consummation of the Domestication Merger (as defined herein), Merger Sub was to merge with and into Decoy, with Decoy being the surviving entity and a wholly owned subsidiary of Indaptus (the “Merger”).

On April 27, 2021, Indaptus, Intec Israel and Domestication Merger Sub entered into an Agreement and Plan of Merger (“Domestication Merger Agreement”), pursuant to which Intec Israel was to domesticate as a wholly owned subsidiary of a Delaware corporation by Domestication Merger Sub merging with and into Intec Israel, with Intec Israel being the surviving entity and a wholly owned subsidiary of Indaptus (the “Domestication Merger”).

On June 21, 2021, Intec Israel held a special meeting of shareholders (the “Special Meeting”) to consider certain proposals related to the Domestication Merger and the Merger. Each of Intec Israel’s proposals was approved at the Special Meeting by the requisite vote of Intec Israel shareholders.

On July 27, 2021, Intec Israel, Indaptus and Domestication Merger Sub completed the Domestication Merger pursuant to the terms and conditions of the Domestication Merger Agreement, whereby Domestication Merger Sub merged with and into Intec Israel, with Intec Israel being the surviving entity and a wholly-owned subsidiary of Indaptus. To effect the Domestication Merger, Intec Israel ordinary shares, having no par value per share (“Intec Israel Shares”) outstanding immediately prior to the Domestication Merger converted, on a one-for-one basis, into shares of Indaptus’s common stock, $0.01 par value per share, and all options and warrants to purchase Intec Israel Shares outstanding immediately prior to the Domestication Merger were exchanged for equivalent securities of Indaptus. As a result of the Domestication Merger, Intec Israel continued to possess all of its assets, rights, powers and property as constituted immediately prior to the Domestication Merger and continued to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Domestication Merger.

On August 3, 2021, Indaptus changed its name from Intec Parent, Inc. to Indaptus Theraupeutics, Inc. and completed the Merger following the satisfaction or waiver of the conditions set forth in the Merger Agreement.

Selected Financial Information

On July 26, 2021, after the close of trading and prior to the Domestication Merger, Intec Israel effected a 1-for-4 reverse share split of its outstanding ordinary shares, as well as reduced its authorized shares from 17,500,000 ordinary shares to 4,375,000 ordinary shares. Any fraction of an ordinary share that would otherwise have resulted from the reverse share split was rounded up to the next whole number.

The following selected financial data has been derived from Intec Israel’s audited financial statements included in Intec Israel’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2021, and Intec Israel’s unaudited financial statements included in Intec Israel’s Quarterly Report on Form 10-Q filed with the SEC on May 17, 2021, each of which is incorporated by reference herein, as adjusted to reflect the one-for-four reverse share split for all periods presented. Intec Israel unaudited financial statements included in Indaptus’ (successor to Intec Israel) Quarterly Report on Form 10-Q filed with the SEC on August 16, 2021, gave retroactive effect to the one-for-four reverse share split for all periods presented.

As reported (quarterly financial data unaudited)

	Years Ended December 31,
(in thousands, except share and per share amounts)	2020	2019
Net loss	$(14,128)	$(47,599)
Net loss per share, basic and diluted	$(4.08)	$(28.18)
Weighted average ordinary shares outstanding, basic and diluted	3,461,069	1,688,811
Ordinary shares outstanding at year end	4,321,296	1,811,431

	Three Months Ended March 31,
	2021	2020
Net loss	$(4,229)	$(3,870)
Net loss per share, basic and diluted	$(0.96)	$(1.65)
Weighted average ordinary shares outstanding, basic and diluted	4,418,779	2,345,880
Ordinary shares outstanding at period end	4,502,578	2,665,500

As adjusted for one-for-four reverse share split (unaudited)

	Years Ended December 31,
(in thousands, except share and per share amounts)	2020	2019
Net loss	$(14,128)	$(47,599)
Net loss per share, basic and diluted	$(16.03)	$(107.58)
Weighted average ordinary shares outstanding, basic and diluted	881,289	442,433
Ordinary shares outstanding at year end	1,096,346	468,880

	Three Months Ended March 31,
	2021	2020
Net loss	$(4,229)	$(3,870)
Net loss per share, basic and diluted	$(3.77)	$(6.38)
Weighted average ordinary shares outstanding, basic and diluted	1,120,717	606,700
Ordinary shares outstanding at period end	1,141,667	682,397

Intec Israel and Indaptus, as issuer and successor issuer, respectively, are collectively referred to herein as the “Registrant”. The Registrant is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-3 (File No. 333-230016) (the “Registration Statement”), pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), solely to update the Registration Statement as a result of the Domestication Merger and the Merger.

In accordance with Rule 414(d) under the Securities Act, except as modified by this Post-Effective Amendment No. 1, Indaptus, now as successor issuer to Intec Israel hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act. All documents that have been filed by Indaptus with the SEC as of the date hereof and all documents that will be filed by Indaptus with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the filing of this Post-Effective Amendment and prior to the filing of another post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, and the description of Indaptus’s common stock contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-40652), filed with the SEC on July 23, 2021, including any amendment or report filed for the purpose of updating such description, are incorporated by reference in the Registration Statement. The applicable registration fees were paid at the time of the original filing of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The information set forth in this item is incorporated by reference from Item 14 of the Registrant’s registration statement on Form S-3 (File No. 333-230016) filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2019.

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Indaptus’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants it the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of ours, pursuant to the foregoing provisions, or otherwise, Indaptus has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”), and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Indaptus in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Indaptus will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

The index to exhibits appears below on the page immediately before the signature pages of this Registration Statement.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period (if any), to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(j) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

EXHIBIT INDEX

Exhibit No.	Document
1.1	Form of Underwriting Agreement.*
2.1	Agreement and Plan of Merger and Reorganization, dated as of March 15, 2021, by and among Intec Pharma Ltd., Intec Parent, Inc. and Dillon Merger Subsidiary Inc. (incorporated herein by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by the Registrant with the SEC on March 15, 2021).
2.2	Agreement and Plan of Merger, dated as of April 27, 2021, by and among Intec Pharma Ltd., Intec Parent, Inc. and Domestication Merger Sub, Ltd. (incorporated herein by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by the Registrant with the SEC on April 30, 2021).
3.1	Amended and Restated Certificate of Incorporation of Intec Parent, Inc., dated as of July 23, 2021 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant with the SEC on July 23, 2021).
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Intec Parent, Inc. dated August 3, 2021 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant with the SEC on August 6, 2021).
3.3	Amended and Restated Bylaws of Intec Parent, Inc., dated as of July 23, 2021 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant with the SEC on July 23, 2021).
4.1	Specimen share certificate (filed as Exhibit 2.1 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017 filed with the SEC on March 9, 2018) (File No. 001-37521) and incorporated by reference herein).***
4.2	Form of Warrant Agreement (including form of Warrant Certificate).*
4.3	Form of Subscription Right Agreement (including form of Right Certificate).*
4.4	Form of Debt Security.*
4.5	Form of Senior Indenture.***
4.6	Form of Subordinated Indenture.***
4.7	Form of Unit Agreement (including form of Unit Certificate).*
5.1	Opinion of McDermott Will & Emery LLP.
23.1	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.) independent registered public accounting firm, a member firm of PricewaterhouseCoopers International Limited.
23.2	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page to Registration Statement).
25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939 of the Trusts under the Indenture**

*	To be filed, if applicable, by amendment, or as an exhibit to a report on Form 8-K and incorporated herein by reference.
**	To be filed by amendment to this registration statement or by a report filed under the Securities Act of 1934, as amended, and incorporated herein by reference.
***	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on November 30, 2021.

By:	/s/ Jeffrey A. Meckler
Name:	Jeffrey A. Meckler
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints Jeffrey Meckler or Nir Sassi, or either of these, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to the Registration Statement on Form S-3, and to sign any and all additional registration statements relating to the same offering of securities under the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in-fact and agent full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned may or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Jeffrey A. Meckler	Chief Executive Officer and Director	November 30, 2021
Jeffrey A. Meckler	(Principal Executive Officer)

/s/ Nir Sassi	Chief Financial Officer (Principal Financial and Accounting Officer)	November 30, 2021
Nir Sassi

/s/ Michael J. Newman, Ph.D.	Chief Scientific Officer and Director	November 30, 2021
Michael J. Newman

/s/ Dr. Roger J. Pomerantz	Chairman	November 30, 2021
Dr. Roger J. Pomerantz

/s/ William B. Hayes	Director	November 30, 2021
William B. Hayes

/s/ Hila Karah	Director	November 30, 2021
Hila Karah

/s/ Anthony J. Maddaluna	Director	November 30, 2021
Anthony J. Maddaluna

/s/ Brian O’Callaghan	Director	November 30, 2021
Brian O’Callaghan